Exhibit 99.4

JOINT FILING AGREEMENT

Each of the undersigned agrees that (i) the statement on Schedule 13D relating to Class A Common Stock, par value $0.0001 per share, of American Bitcoin Corp. has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them and (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 shall apply to each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

DATED: November 20, 2025

By:	/s/ Eric Trump
Eric Trump

Eric F. Trump Revocable Trust - 2015

By:	/s/ Eric Trump
	Name:	Eric Trump
	Title:	Trustee